Exhibit 99.2
Employee Communication
Filed by PlanetOut Inc. Pursuant to Rule 425
Under the Securities Act of 1933
And Deemed Filed Pursuant to Rule 14a-12
Commission File No.: 000-50879
Subject Company: Here Media Inc.
Company Confidential Information — Do Not Forward or Copy
Dear Colleagues,
Today we issued the attached press release announcing that we have entered into an agreement to merge PlanetOut with Here Networks and Regent Entertainment Media.
As you will read in the press release, the transaction itself is fairly complex, but in essence, what we are doing is combining our business with Here and Regent’s cable network business, the publishing businesses they purchased from us (with the exception of Specialty Publications Inc.), and a motion picture studio business. The resulting company, Here Media Inc., will be a publicly traded company. PlanetOut’s stockholders will own 20% of that company and the owners of the Here and Regent businesses will own the remainder. Paul Colichman will be CEO of the new company, and his business partner, Steve Jarchow, will be Chairman. Our Chairman, Phil Kleweno, will serve on the new company’s board of directors.
After a very comprehensive process, in which we reviewed all of the strategic and financial alternatives available to PlanetOut, our board of directors concluded that the opportunity to combine with Here Networks and Regent Entertainment Media was in the best interest of our stockholders. I believe that this merger will result in a company with greater financial and market strength than either of our companies would have on their own.
It was almost a year ago that we began the process with Allen and Company, and I know that the past twelve months have been an unsettling time for you all. I am deeply grateful to you for your patience, your focus and your hard work during 2008.
Without a doubt, an announcement like this will raise many questions in your minds, some of which I will be able to answer now, and others which will only be able to be answered in the coming months, as we work our way through the regulatory and stockholder approval process, and then complete the merger with Here and Regent.
I will hold departmental meetings early next week, and we will have an all hands meeting on Wednesday the 21st, the day after we hold the investor conference call mentioned in the press release. Jackie will make arrangements for all of you who would like to listen in on that call to do so together.
Karen
Nothing in this communication shall constitute a solicitation to buy or an offer to sell shares of Here Media Inc., the new public company referenced above. The offer and sale of such shares in the transaction will only be made pursuant to an effective registration statement. Stockholders are urged to read the Proxy Statement/Prospectus that will be included in the registration statement on Form S-4 concerning this transaction to be filed with the Securities and Exchange Commission (“SEC”) because it will contain important information. Investors will be able to obtain this document when filed for free from the SEC’s web site at www.sec.gov or from PlanetOut by contacting its corporate secretary.
PlanetOut and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from PlanetOut’s stockholders with respect to the proposed transaction. Information regarding PlanetOut and its directors and executive officers is included in its annual report on Form 10-K filed with the SEC on March 11, 2008 and in other public filings made from time to time with the SEC, which are available on the SEC’s website. More detailed information regarding the identity of potential participants and their direct or indirect interests in the transaction, by securities holdings or otherwise, will be set forth in the registration statement and proxy statement/prospectus and other documents to be filed with the SEC in connection with the proposed transaction.